The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                                [GRAPHIC OMITTED]
                (Incorporated in Bermuda with limited liability)

                 PROPOSAL FOR REDUCTION OF SHARE PREMIUM ACCOUNT

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The  Directors  intend to put forward a proposal to  Shareholders  to reduce the entire share premium account to zero by cancelling the entire amount standing to the credit of the share premium account as at the close of business on the Effective date (the amount standing to the credit of the share premium account being approximately HK$328,220,000 as at the date of this announcement and approximately HK$359,405,000 on the assumption that between the date of this announcement and the Effective Date, there has been exercised in full all subscription rights attaching to all the outstanding share options granted to employees of the Company under the share option scheme of the Company adopted on 27 February 1999) and the cancelled amount will be transferred to the contributed surplus account of the Company. The amount of HK$ 200,693,000 in the contributed surplus account will then be set off against the accumulated deficit of the Company as at 31 March 2001 of HK$ 200,693,000. Upon such set off, the balance of the amount standing to the credit of the contributed surplus account will be in the range of approximately HK$286,128,000 and HK$317,313,000.

The Proposal is conditional upon Shareholders' approval being obtained.

The  Directors  will  also  seek   authorisation   from   Shareholders  to  make
distributions out of the contributed surplus account from time to time as and when they consider it appropriate to do so.
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THE PROPOSAL

It is proposed that the share premium account of Hang Fung Gold Technology Limited ("Company") as at the Effective Date (as defined below) will be reduced to zero by cancelling the entire amount standing to the credit of the share premium account as at the close of business on that date (the amount standing to the credit of the share premium account being approximately HK$328,220,000 as at the date of this announcement and approximately HK$359,405,000 on the assumption that between the date of this announcement and the Effective Date, there has been exercised in full all subscription rights attaching to all the outstanding share options granted to employees of the Company under the share option scheme of the Company adopted on 27 February 1999) and the cancelled amount will be transferred to the contributed surplus account of the Company. An amount of HK$200,693,000 in the contributed surplus account will then be set off against the accumulated deficit of the Company as at 31 March 2001 of HK$ 200,693,000. Upon such set off, the balance of the amount standing to the credit of the contributed surplus account will be in the range of approximately HK$286,128,000 and HK$317,313,000. The directors of the Company (the "Directors") will also seek authorisation from shareholders of the Company ("Shareholders") to make distributions out of the contributed surplus account from time to time as and when they consider it appropriate to do so (together the "Proposal").

Save as disclosed in this announcement, the Directors do not have any present intention to use any funds in the contributed surplus account.

REASON FOR THE PROPOSAL

As stated in the financial statements of the Company for the year ended 31 March 2001, the Company has an accumulated deficit of approximately HK$200,693,000. The Proposal will allow the Company to eliminate the accumulated deficit and, as a result, will enable the Company to declare dividends to shareholders of the Company at an earlier opportunity. The Proposal also enables the Directors to make a distribution to Shareholders out of the contributed surplus account as and when they consider it appropriate to do so.

EFFECT OF THE PROPOSAL

The Proposal will have no effect upon the amount of the consolidated net tangible asset value of the Company as the Directors do not intend to make any further distribution to Shareholders out of the contributed surplus account at this time. The Proposal does not involve either the diminution of any liability in respect of unpaid capital or the payment to any shareholder of any paid up capital.

CONDITION OF THE PROPOSAL

The Proposal is conditional upon the passing of a special resolution to approve the Proposal at a special general meeting of the Company.

The Proposal also requires compliance with Section 46 of the Companies Act 1981 of Bermuda, including the publication of a notice of reduction of capital in an appointed newspaper in Bermuda and the filing of a memorandum of reduction of capital with the Registrar of Companies in Bermuda.

The Proposal will become effective upon the passing of the special resolution to approve the Proposal (the "Effective Date").

GENERAL

A circular containing further information in relation to the Proposal and a notice of the special general meeting at which the special resolution mentioned above will be proposed will be sent to Shareholders and, for information only, holders of share options of the Company as soon as practicable.


                                                     By Order of the Board
                                                     Lam Sai Wing
                                                     Chairman

Hong Kong, 16 January 2002.